Exhibit 4.9
FORM OF DECLARATION OF TRUST
I,                     , do hereby declare that:
(1)	A certain number of ordinary shares of the “Company”) standing in my name in the books of the Company do not belong to me but to of No.16 Building, Nanjing Software Park, No.12 Dinghuaimen, Nanjing, the People’s Republic of China (hereinafter referred to as “the Beneficial Owner” which expression shall include his personal representatives, successors in title and assigns); and that I hold the said shares as nominee for the Beneficial Owner;

(2)	I hold the shares specified above and all dividends and other economic interests accrued or to accrue upon the same upon trust for the Beneficial Owner.

(3)	I agree to transfer, pay and deal with the dividends and other economic interests payable in respect of these shares and any rights in relation to the transfer or disposal of or creation of third parties rights (including but not limited to the creation of charge or mortgage) over these shares in such manner as the Beneficial Owner shall from time to time direct.

(4)	I agree to attend all meetings of stockholders, shareholders or otherwise which I shall be entitled to attend by virtue of being the registered holder of the said shares or any of them.

(5)	Subject to paragraph (3) above, I shall be entitled to exercise all other shareholders’ rights as stipulated in the Articles of Association of the Company on behalf of the Beneficial Owner as I shall in my absolute discretion think fit provided that any decision to exercise such shareholders’ rights is made in the best interests of the Beneficial Owner. I further agree to communicate with the Beneficial Owner if I consider that the circumstance so permits so that the opinions of the Beneficial Owner will be considered when decisions are being made.

(6)	If any conditional or preferential right to subscribe for share(s) or securities in the Company or any other option shall be offered to me as holder of the said stock(s) and share(s) or any of them or otherwise in respect thereof, or if any call shall be made upon any of the said stock(s) and share(s) other payment demanded in respect thereof, then I agree forthwith to give notice of such offer, call or demand to the Beneficial Owner and thereafter to act in relation thereto in accordance with paragraph (5) above.

(7)	I may personally perform the duties conferred upon me under this Declaration or I may nominate any other person(s) as I shall think fit to perform the duties on my behalf provided that such delegation will not prejudice the interest of the Beneficial

Owner. I do not need to obtain the previous consent from the Beneficial Owner for delegating the said duties.
(8)	This declaration of trust shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.
(Signature page to follow)

IN WITNESS whereof this Declaration of Trust has been executed.
SIGNED, SEALED AND DELIVERED
by
in the presence of:

/s/ Signature of witness

/s/

Name and address of witness	Signature of